Exhibit 3.3

Canada Business Corporations Act (CBCA)

FORM 4

ARTICLES OF AMENDMENT

(Sections 27 or 177)

1 – Current corporate name
Breathe BioMedical Inc.
2 – Corporation Number
843795-5
3 – The articles are amended as follows (note that more than one section can be filled out)
A: The corporation changes its name to:

B:    The corporation changes the province or territory in Canada where the registered office is situated to:

To complete the change, a Form 3 - Change of Registered Office Address must accompany the Articles of Amendment.

C: The corporation changes the minimum and/or maximum number of directors to: (for a fixed number of directors, indicate the same number in both boxes).
Minimum number	3	Maximum number	15

D:    Other changes: (for example, to the classes of shares, to the restrictions on share transfers, to restrictions on the businesses of the corporation or to any other provisions that are permitted by the CBCA to be set out in the Articles) Please specify.

See attached Schedule
4 – Declaration
I hereby certify that I am a director or an authorized officer of the corporation.
Signature: ______________________________________
Print name: _____________________________________ Telephone number: __________________________

Note:	Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

SCHEDULE to Articles of amendment

for

BREATHE BIOMEDICAL Inc.

(the “Corporation”)

The Articles of the Corporation are amended as follows:

1.	To remove the restrictions on the transfer of shares from the articles of the Corporation and to substitute therefor as follows:

“None.”

2.	To remove the ‘Other Provisions’ from the articles of the Corporation and to substitute therefor as follows:

“None.”

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